Exhibit 99.1

TALOS ENERGY ANNOUNCES SUCCESSFUL EXTENSION OF ITS CREDIT FACILITY TO NOVEMBER 2024 AND BORROWING BASE REDETERMINATION

Houston, Texas, June 22, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced the completion of amendments to its reserves-based lending facility (the “credit facility”), including a significant maturity extension to November 2024. Following the amendments, Talos has minimal near-term debt maturities, strong liquidity and expects to be significantly free cash flow positive for the balance of 2021.

The borrowing base under the credit facility was approved at $950 million by 100% of the lending syndicate consisting of twelve energy lending commercial banks, reflecting the high quality of the Company’s diverse, liquids-weighted asset base. Maturity of the credit facility was extended from May 2022 to November 2024, or approximately three and a half years from the date of the amendments. Current commitments under the credit facility are $655 million. At June 30, 2021, Talos expects liquidity of approximately $300 million with $400 million drawn under its credit facility, reduced from $465 million drawn as of March 31, 2021. The next scheduled borrowing base redetermination will be around November 2021. The supportive commodity price environment is expected to lead to a further reduction in borrowings under the credit facility, increasing liquidity and allowing the Company to return to historical pre-pandemic leverage levels ahead of prior expectations. Additional details are available in today’s associated Current Report on Form 8-K filing.

Talos President and Chief Executive Officer Timothy S. Duncan commented: “Solid operational performance and a constructive commodity price environment provided the backdrop to significantly improve our maturity profile and strengthen our committed group of lenders. Including these commitments and the maturity extension of our credit facility, Talos has successfully attracted over $1.3 billion of capital through four separate transactions since December 2020 covering the entire capital structure. These transactions have significantly bolstered our financial position. We expect our balance sheet to continue to improve this year with strong free cash flow generation and natural de-levering through the balance of 2021. We are well-positioned for a busy second half of the year as we continue to focus on what has been a highly successful capital program year to date and evaluate a number of attractive business development and M&A opportunities.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven diversified energy company focused on safely and responsibly maximizing long-term value through our operations in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of upstream energy assets in key geological trends. With a focus on environmental stewardship, we are also utilizing our expertise to reduce industrial emissions through our carbon capture and storage joint venture along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the success of the Company’s exclusive joint venture with Storegga Geotechnologies Limited, commodity price volatility, including the sharp decline in oil prices beginning in

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 6, 2021.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002